EXHIBIT 99.1
                                                          FOR IMMEDIATE RELEASE

CONTACT:       Anne A. Tarbell
               (212) 451-3030
               www.triarc.com

                 TRIARC TO PURCHASE 6.0 MILLION CLASS B COMMON SHARES

 VICTOR POSNER AFFILIATES TO IMMEDIATELY SELL ONE-THIRD OF TRIARC STAKE TO
                           COMPANY FOR $20.44 PER SHARE

        REMAINING 4.0 MILLION SHARES TO BE PURCHASED OVER A TWO YEAR PERIOD


NEW YORK, NY, AUGUST 19, 1999 -- Triarc Companies, Inc. (NYSE: TRY) announced today that its Board of Directors has unanimously approved a definitive agreement whereby the Company will purchase for cash all of the 5,997,622 outstanding, non-voting Triarc Class B common shares held by Victor Posner affiliates in three separate transactions, at prices ranging from $20.44 to $21.93 per share, over a two year period.

Mr. Posner and his affiliates originally obtained non-voting shares of Triarc when Mr. Posner sold a controlling stake in Triarc's predecessor company to Nelson Peltz, Triarc's Chairman and CEO, and Peter W. May, Triarc's President and COO, in April 1993.

Commenting on today's announcement, Nelson Peltz, said: "We believe the purchase of all of the Class B common shares from Mr. Posner represents an important strategic step for Triarc on terms which are attractive to our shareholders. The transaction will greatly simplify Triarc's ownership and capital structure. We will also preserve the Company's financial flexibility as the purchases can occur over a two year period."


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Triarc has  approximately  25.6 million  shares of common stock  (including  the
Class B common shares) currently outstanding. The definitive agreement to purchase Mr. Posner's approximate 6.0 million Class B common shares equates to approximately 24% of currently outstanding common shares.

Under the terms of the definitive purchase agreement, the Class B common shares will be purchased in three separate transactions, for an aggregate purchase price of approximately $127 million. The first transaction will constitute the purchase of approximately 2.0 million shares at $20.44 per share and is expected to close as early as today or within the next few business days. The two subsequent transactions will both involve approximately 2.0 million shares at per share prices of $21.18 and $21.93, respectively. The closing dates for these transactions will be on or before the first and second anniversaries of the first transaction's closing date, subject to extension in certain limited circumstances. Triarc may accelerate the purchase of the remaining Class B common shares, pursuant to the terms and conditions of the definitive purchase agreement.

Triarc is a leading premium beverage company (Snapple(R), Mistic(R), Stewart's(R)), a restaurant franchisor (Arby's(R), T.J. Cinnamons(R) and Pasta Connection(TM)) and a producer of soft drink concentrates (Royal Crown(R), Diet Rite(R), Nehi(R)).

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                                 Note To Follow


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                                 NOTE TO PRESS RELEASE

The statements in this press release that are not historical facts, including most importantly, those statements preceded by, followed by, or that include the words "may", "believes", "expects", "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of Triarc Companies, Inc. (the "Company") and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. There can be no assurance that the purchase of the Class B common shares will be consummated. In addition, such factors include, but are not limited to, the following: competition, including product and pricing pressures; success of operating initiatives; the ability to attract and retain customers; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; market acceptance of new product offerings; new product and concept development by competitors; changing trends in customer tastes; the success of multi-branding; availability, location and terms of sites of restaurant development by franchisees; the ability of franchisees to open new restaurants in accordance with their development commitments; changes in business strategy or development plans; quality of management; business abilities and judgement of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; the success of the Company in identifying systems and programs that are not Year 2000 compliant; unexpected costs associated with Year 2000 compliance or the business risk associated with Year 2000 non-compliance by customers and/or suppliers; general economic, business and political conditions in the countries and territories in which the Company operates, including the ability to form successful strategic business alliances with local participants; changes in, or failure to comply with, government regulations (including accounting standards, environmental laws and taxation requirements); the costs and other effects of legal and administrative proceedings; the impact of general economic conditions on consumer spending; and other risks and uncertainties detailed in other current and periodic filings by Triarc with the Securities and Exchange Commission. Triarc will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is Triarc's policy generally not to make any specific projections as to future earnings, and Triarc does not endorse any projections regarding future performance that may be made by third parties.



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